Exhibit 99.1

Contact:	Mark A. Kopser Executive Vice President and Chief Financial Officer (972) 713-3500

UNITED SURGICAL PARTNERS INTERNATIONAL SUCCESSFULLY COMPLETES

REFINANCING AND SPIN-OUT OF ITS UNITED KINGDOM SUBSIDIARIES; INITIALLY

SETTLES TENDER OFFER AND DISCHARGES INDENTURE

Dallas, Texas (April 3, 2012) – United Surgical Partners International, Inc. (“USPI” or the “Company”) today announced USPI Finance Corp. (“USPI Finance”), an affiliate of the Company, successfully completed the private placement of $440.0 million in aggregate principal amount of 9.000% senior unsecured notes due 2020 (the “New Notes”). The New Notes were issued and sold in a private offering pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”) in connection with its previously announced tender offer and related consent solicitation for the Company’s outstanding $437.5 million in aggregate principal amount of 8 7/8% senior subordinated notes due 2017 (the “Existing Cash Notes”) and 9 1/4%/10% senior subordinated toggle notes due 2017 (the “Existing Toggle Notes” and together with the “Existing Cash Notes,” the “Existing Notes”) and the refinancing of certain of its existing indebtedness (the “Refinancing,” which included the U.K. Spin-Out, as defined below).

The net proceeds from the New Notes, together with borrowings under an amendment to USPI’s senior secured credit facility and cash on hand, will be used to refinance certain of USPI’s existing indebtedness, to pay a dividend to its ultimate parent’s equity holders and to pay related fees and expenses.

Today USPI also accepted for purchase, and paid for, all Existing Notes validly tendered (and not validly withdrawn) prior to 5:00 p.m., New York City time, on March 27, 2012 (the “Consent Deadline”) pursuant to the terms of a tender offer and consent solicitation for the Existing Notes, which commenced on March 14, 2012 and is described in the Offer to Purchase and Consent Solicitation Statement dated March 14, 2012 (the “Offer to Purchase”). Under the terms of the Offer to Purchase, holders of the Existing Notes who validly tendered their Existing Notes and delivered their consents prior to the Consent Deadline received consideration equal to (i) in the case of Existing Cash Notes validly tendered, $1,018.13 per $1,000 principal amount of such Existing Cash Notes and (ii) in the case of Existing Toggle Notes validly tendered, $1,020.00 per $1,000 principal amount of such Existing Toggle Notes (each, the “Tender Offer Consideration”), as well as a consent payment in the amount of $30.00 per $1,000 principal amount of such Existing Notes (the “Consent Payment”), for a total consideration of $1,048.13 per $1,000 principal amount of Existing Cash Notes and $1,050.00 per $1,000 premium amount of Existing Toggle Notes (the “Total Consideration”). Holders of the Existing Notes who validly tender their Existing Notes after the Consent Deadline, but prior to 12:00 midnight, New York City time, on April 10, 2012 (the “Expiration Time”), will be entitled to receive the Tender Offer Consideration only on the final settlement date, which will be promptly after the Expiration Time. Both today and on the final settlement date, holders whose Existing Notes are purchased in the tender offer will also receive accrued and unpaid interest in respect of their purchased Existing Notes up to, but not including the applicable settlement date.

In addition, USPI announced that it has deposited sufficient funds in trust with the trustee under the indenture governing the Existing Notes, dated as of April 19, 2007 (the “Indenture”), as supplemented by the supplemental indenture (the “Supplemental Indenture”), dated as of March 28, 2012, and the trustee has acknowledged the satisfaction and discharge. USPI has instructed the trustee to redeem the remaining $44,800,000 aggregate principal amount of the Existing Cash Notes and $32,806,000 aggregate principal amount of Existing Toggle Notes on May 1, 2012. In accordance with the terms of the Existing Notes and the Indenture, as supplemented by the Supplemental Indenture, USPI will redeem such Existing Notes at a redemption price equal to 104.438% of the principal amount of the Existing Cash Notes and a redemption price equal to 104.625% principal amount of the Existing Toggle Notes, plus, in each case, accrued and unpaid interest to, but not including May 1, 2012.

As part of the Refinancing, USPI distributed the stock of its subsidiaries in the United Kingdom to its ultimate parent’s equity holders in order to separate its domestic and U.K. businesses (the “U.K. Spin-Out”). The U.K. business is now a stand alone company, and USPI has no further economic interest in the business in the U.K. other than certain amounts due to USPI pursuant to a services agreement. The New Notes were initially issued by USPI Finance, a newly formed, wholly-owned subsidiary of USPI Group Holdings, Inc. Because the consummation of the U.K. Spin-Out occurred at or prior to the time of consummation of the offering of the New Notes, USPI Finance merged with and into USPI, with USPI being the surviving entity.

USPI, headquartered in Dallas, Texas, has ownership interests in or operates 202 surgical facilities, following the U.K. Spin-Out. Of the Company’s 202 facilities, 140 are jointly owned with not-for-profit healthcare systems.

The New Notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, registration requirements of the Securities Act and other applicable securities laws.

Certain statements contained in this press release, including, without limitation, statements containing the words “believes,” “anticipates,” “expects,” “continues,” “will,” “may,” “should,” “estimates,” “intends,” “plans” and similar expressions, and statements regarding the Company’s business strategy and plans, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current management expectations. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties relating to the Company, including without limitation, (i) reduction in reimbursement from payors; (ii) the Company’s ability to attract physicians and retain qualified management and personnel; (iii) the Company’s significant leverage;(iv) geographic concentrations of certain of the Company’s operations; (v) risks associated with the Company’s acquisition and development strategies; (vi) the regulated nature of the healthcare industry;(vii) the highly competitive nature of the healthcare business; and (viii) those risks and uncertainties described from time to time in the Company’s filings with the Securities and Exchange Commission. Therefore, the Company’s actual results may differ materially. The Company undertakes no obligation to update any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.